Issuer Free Writing Prospectus dated November 2, 2021

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated November 2, 2021

Registration Statement No. 333-259828

WINC, INC.

This free writing prospectus relates only to the initial public offering of shares of common stock of Winc, Inc. (the “Company”) and should be read together with the preliminary prospectus dated November 2, 2021 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form S-1 (File No. 333-259828) relating to the offering of such securities. Amendment No. 2 may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1782627/000110465921132949/tm2120816-17_s1a.htm

This free writing prospectus contains "forward-looking statements". Words such as "anticipate," "believe," "expect," "intend," "project," "anticipate," and "future" or similar expressions are intended to identify forward-looking statements. Any forward-looking statements made by the Company in this free writing prospectus speaks only as of the date on which it was made and are based on management's current expectations of future events, assumptions, estimates, and beliefs, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, (i) the Company’s ability to achieve and maintain profitability, (ii) its ability to effectively manage its growth and evaluate future prospects, (iii) its ability to expand its resources to maintain consumer awareness of its brand, build brand loyalty and generate interest in its brands, (iv) its ability to cost-effectively acquire new customers or retain its existing customers, (v) the occurrence of an environmental catastrophe, climate change, wildfires, disease, pests, weather conditions, water supply challenges or other problems that could impact its production or procurement of wine or raw materials.

This presentation includes certain preliminary financial information for the three months ended September 30, 2021. This information remains subject to completion of the Company's quarter-end close procedures and further financial review and represents the Company's current expectations as to what it will report for such quarter. Actual results may differ as a result of the completion of the Company's quarter-end closing procedures, review of adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary and may change. Neither the Company's independent registered accounting firm nor any other independent registered accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary financial information.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) in connection with the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and the other documents the Company has filed with the SEC for more complete information regarding the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you a copy of the Preliminary Prospectus if you request it from: Spartan Capital Securities, LLC, Attn.: Prospectus Department, 45 Broadway, 19th Floor, New York, NY 10006, by telephone at (212) 293-0123 or by email at investmentbanking@spartancapital.com or info@reveresecurities.com.

1 Winc Roadshow Presentation October 2021

Disclaimers and forward looking statements

This presentation has been prepared by Winc, Inc. ("we," "us" or the "Company") and is not a prospectus or an offer to sell securities. The offering is being made by means of the prospectus only. The Company has filed a registration statement (File No. 333-259828, including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. This registration statement has not yet become effective. The Company's securities may not be sold, nor may offers be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in the registration statement, including the "Risk Factors" set forth therein, and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus relating to this offering may be obtained from: Spartan Capital Securities, LLC, Attn.: Prospectus Department, 45 Broadway, 19th Floor, New York, NY 10006, by telephone at (212) 293-0123 or by email at investmentbanking@spartancapital.com or info@reveresecurities.com.

This presentation does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful. This presentation is for informational purposes only and does not purport to contain all of the information that may be required or desired by the recipient to evaluate the Company. In all cases, the interested parties should conduct their own independent investigation and analysis. None of the Company or any of its affiliates or representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the presentation or of any other written or oral communication transmitted or made to any recipient.

This presentation contains "forward-looking statements", including the expected financial results of the "Company" or "Winc." Words such as "anticipate," "believe," "expect," "intend," "project," "anticipate," and "future" or similar expressions are intended to identify forward-looking statements. Any forward-looking statements made by us in this presentation speaks only as of the date on which it was made and are based on management's current expectations of future events, assumptions, estimates, and beliefs, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, (i) our ability to achieve and maintain profitability, (ii) our ability to effectively manage our growth and evaluate future prospects, (iii) our ability to expand our resources to maintain consumer awareness of our brand, build brand loyalty and generate interest in our brands, (iv) our ability to cost-effectively acquire new customers or retain our existing customers, (v) the occurrence of an environmental catastrophe, climate change, wildfires, disease, pests, weather conditions, water supply challenges or other problems that could impact our production or procurement of wine or raw materials.

This presentation includes certain preliminary financial information for the three months ended September 30, 2021. This information remains subject to completion of the Company's quarter-end close procedures and further financial review and represents the Company's current expectations as to what it will report for such quarter. Actual results may differ as a result of the completion of the Company's quarter-end closing procedures, review of adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary and may change. Neither the Company's independent registered accounting firm nor any other independent registered accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary financial information.

This presentation contains data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The Company has not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information, and makes no undertaking to update such data after the date of this presentation.

The Company prepares and presents its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). However, management believes that certain non-GAAP financial measures, such as Adjusted EBITDA, provide investors with additional useful information in evaluating the Company's core operating performance. The Company believes that these non-GAAP financial measures provide useful information about the Company's financial performance, enhance the overall understanding of its past performance and future prospects and allow for greater transparency with respect to important measures used by the Company's management for financial and operational decision-making. The Company is presenting these non-GAAP measures to assist investors in seeing its financial performance using a management view and because the Company believes that these measures provide an additional tool for investors to use in comparing its core financial performance over multiple periods with other companies in the Company's industry. There are a number of limitations related to the use of these non-GAAP measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently or may use other metrics to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. The Company urges you to review the reconciliation of its non-GAAP financial measures to the most directly comparable GAAP financial measures set forth in the appendix to this presentation, and not to rely on any single financial measure to evaluate its business. Numerical figures in the presentation have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

We own or otherwise have rights to the trademarks, service marks, copyrights and trade names, including those mentioned in this presentation, that are used in conjunction with the marketing of our services. This presentation includes trademarks which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This presentation also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies' trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and trade names referred to in this presentation may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

2

3 Today’s speakers Matt Thelen Chief Strategy Officer and General Counsel Geoff McFarlane Co - Founder, CEO, and Board Member Brian Smith Co - Founder and President Carol Brault Chief Financial Officer

4 Issuer Ticker / exchange Offering size Over - allotment option Filing range Use of primary proceeds Lock - up Expected pricing Underwriters Offering summary Winc , Inc. “WBEV” / NYSE American $20 million (100% primary) 15% (100% primary) $12 - 14 per share General corporate purposes 180 days November 9, 2021 Spartan Capital Securities, LLC and Revere Securities, LLC

5 Executive Summary

6 Our Passion We founded Winc to create products that bring people together and enhance life’s everyday, shared moments. Winc's mission is to become the leading brand builder within the alcoholic beverages industry through an omni - channel growth platform.

Wince at a glance

Brand ideation

Wine development

DTC launch and iteration

Wholesale scale

Demonstrated success of profitable brand development	/ 32.1X	Summer Water lifetime gross profit return
Strong member base providing recurring source of revenue	/ $55M	2020 DTC net revenue
Demonstrated success in wholesale	/ 90%	H1 2021 wholesale net revenue growth over H1 2020
Demonstrated success in DTC	/ ~120K	Active online members (1)
Acquisition strategy	/ Acquired	Natural Merchants in May 2021
Self-reinforcing omni-channel approach for enhanced scale	/ 78%	2019 - 2020 net revenue growth
Attractive portfolio of high-growth brands growing rapidly in wholesale	/	SUMMER WATER, THE WONDERFUL WINE CO, FOLLY OF THE BEAST, CHOP SHOP, POET

(1) As of June 30, 2021

7

8 Our process from grape to glass Proprietary Winc brand ideation Our in - house creative team uses market analysis and our proprietary Winc.com consumer data to create brands Sourcing and asset - light production with contracted partners Our product team finds the best grapes each season through our global partners and produces and bottles it in contracted facilities Scalability with quality Our proprietary brands, control of most important aspects of supply chain, and DTC platform allow us to further refine products with a focus on premium wines of superior quality

9 Our competitive moat begins with our DTC network and innovation engine... ~120K Active online members in our DTC network (1) Ideate Launch Amplify Creative and product teams paired with data science and years of learning (1) As of June 30, 2021

10 ...and our moat deepens with a scaled wholesale channel and fast - growing portfolio of brands National sales team Strategic relationships Core brands Growing door count Winc leverages the best of the old and best of the new

11 Outstanding financial performance 78% Net revenue, $M 20% 22% / 78% Wholesale / DTC split (1) in net revenue in H1 2021A Wholesale split grew 8% from H1 2020A (14% wholesale / 86% DTC) DTC channel to provide innovation, and wholesale channel to provide long - term growth Wholesale DTC 2019 - 2020 growth H1 2020 - H1 2021 growth (1) Does not include other revenue 42.3% 40.7% 43.3% Gross margin 37.5% 43.2%

12 Highly innovative, differentiated, and repeatable brand development strategy Create brands through cross - functional analysis of sourcing and formulation, market trends, Winc’s proprietary DTC data, and target audience / market positioning We believe our proprietary process for brand identification of scale materially de - risks launch… …and creates top - line results Launch brands to DTC channel for testing and optimization using site behavior, ratings analysis, and identify breakout brands for amplification Position brand for scale and optimize quality and margins, promote digitally and bring to national wholesale partners for scale Core brand net revenue ($M) 8 - 10 New brands aimed for launch per year 53% YoY growth 2019 - 2020 Ideate Launch Amplify

13 Brand hypothesis Iterated with feedback from DTC consumers Successful sales at scale at Whole Foods and Walmart Established 2014 #7 best - selling pure play rosé brand in the US #56 on Wine enthusiasts Top 100 Wines of the 2020 75,000 cases of production in 2020 with a single SKU 50% Increase in ACV 3.9 Rating Scored 92 Point Rating 2019 2020 ~29K ~45K 55% YoY growth Ideate Amplify Launch Cases Sold Third Party Data

14 Top - rated domestic rosé by Wine Enthusiast #56 Enthusiast Top 100 2020

LOST

POET

Established 2019

Unique collaboration between popular **Instagram poet Atticus** and Winc

Two creators. One epic **work of art**

Highest-rated red blend on Winc.com with **nearly 105,000 ratings**

Rated in the **top 3% of the world** by Vivino


POET


atticuspoetry
4,156 Posts
1.5M Followers
815 Following
ATTICUS
Poet, Author, Amateur Wine-Maker.
Sending love from the shadows.
atticuspoetry.com
View Shop
Follow
Message


POET

Cases Sold

	2019	2020
Cases Sold	~5K	~14K

170% YoY growth

Ideate

High quality blend

Launch

Target younger female consumers by partnering with Atticus, best-selling author and Instagram poet

Amplify

National press, influencer pick-up and a placement with Target

15

16 Lost Poet Wine From Winc & Atticus Is Here To Become The Instagram Aesthetic Of Millennial Dreams.

17 Our five current core brands Growing with opportunity for scale rated 4.2 by 47,300 customers Highest rated red blend on Winc rated 4.1 by 146,500 customers 93 92 Innovation aims to add 1 - 2 core brands per year

18 Strong portfolio of leading brands: Winc case volume growth by brand Lost Poet WWC Summer Water Chop Shop Folly of the Beast Core brand 167,695 227,429 250,370 260,559 239,990 431,734 Total Winc case volume sold We believe our growing portfolio of successful core brands will provide us with an attractive recurring revenue stream due to the industry’s low brand turnover and high barriers to entry CA wholesale launch National wholesale expansion Anchored with large national distributors Chain expansion

19 Industry Dynamics

20 (1) Statista, 2018 and Speciality Coffee Association of America, 2015 (2) Constituents include SAM, STZ, BF.B, NBEV, TAP, CWGL, VWE, NAPA (3) Wine Market Council survey High frequency consumption patterns Gross margin higher than broader CPG FactSet US Alcoholic Beverage Index (2) S&P 500 Consumer Staples Index Favorable attributes of the alcoholic beverages and wine industry 54% of US adults consume wine at least once a week (3) 47.0% 29.5% 2019 and 2020 average gross margins CPG market sizes ($B) (1) Alcoholic beverages TAM ~$400B

21 Sector tailwinds Shifting demographics of the wine industry US wine consumption by age over time (1) Baby Boomers Millennials Gen X Gen Z 68+ years old 2025E 2035E 2015 40% 11% 35% 14% 29% 35% 35% 43% 27% 17% 13% 76% of our DTC members are aged 44 and younger Value (≤ $9.99) Premium ($10 - $29.99) Luxury (≥ $30) Premiumization Shift to online purchasing US wine volume market share by price band (2) Online penetration in alcohol vs. CPG (3) (1) Silicon Valley Bank: State of Wine Report 2016 (2) International Wine and Spirits Record (IWSR), 2020. All wine categories (3) IRI, International Wine and Spirits Record (IWSR), 2020 69.6% 27.5% 2.9%

22 Evolving three - tier distribution system Size of DTC wine market (1) $3.7B Consumer Distributor Retailer Supplier (1) 2021 Direct to Consumer Wine Shipping Report At Winc, we intend to present key wholesale distributors and retailers with a broad portfolio of differentiated brands that w e b elieve will resonate strongly with consumers based on extensive testing and data analysis through the Winc.com site and due to: The uniqueness of our branding laser - focused on the increasingly important younger average wine drinker Superior targeting capabilities due to our data analytics and digital marketing expertise The data - backed evidence of demand for our wines 1 2 3

23 Industry experiences low turnover for top brands (1) International Wines and Spirits Record, 2020 Wine Handbook, Beverage Information Group. In thousands. From 2015 - 2019, one brand dropped out of the top 15 wine brands, implying that once established as a top supplier to leading distributors, scale is long - lived, and the brand becomes durable Franzia Winetaps 23,000 22,300 Barefoot Cellars 18,700 19,715 Carlo Rossi 11,900 11,720 Sutter Home 10,000 10,200 Woodbridge by Robert Mondavi 9,300 9,577 Twin Valley 9,150 9,120 Peter Vella 7,075 7,230 Livingston Cellars 5,475 5,394 Berringer 5,337 4,524 Charles Shaw 4,800 Blackbox 4,400 7,005 Liberty Creek 3,575 4,795 Botta Box 3,400 7,950 Kendall - Jackson 3,388 3,293 Chateau St. Michelle 3,253 3,274 Apothic 3,490 Top 15 wine brands per year (1) Brands 2015 2019

24 Winc is a Disruptor

Strategic differentiators

1

Winc's omni-channel strategy is differentiated from shelf-brand aggregator and eCommerce competitors
Competition lacks technology-enabled platform or wholesale strategy to become a true brand builder

2

Winc has the best of "The Old" and "The New"
Highly differentiated digitally native platform that benefits wholesale distributors and retailers

3

Highly innovative, differentiated and repeatable brand development strategy
Proprietary Ideate, Launch, Amplify brand development framework

4

Strong portfolio of leading brands
Portfolio of durable brands with high barriers to entry

5

High returns on invested capital
Repeatable "fast fashion" development cycle generates attractive returns on new products

6

Scale begets scale
Symbiotic relationship of DTC and wholesale platforms promotes growth and scale

25

26 Est. 1945 Est. 1993 Est. 2000 Est. 1976 Have grown to significant scale through channel expertise in wholesale Brand building and acquisition Lack speed to market and first - party data DTC channel is unsophisticated and lacks data Fixed assets limit adaptability Shelf - brand aggregators Omni - channel Est. 2008 Est. 2016 Est. 2013 Est. 2010 Own customer relationship and have good consumer data Smaller TAM Not focused on building brands Lacks wholesale presence and often disintermediates wholesale channel Only growth engine is increasing customer acquisition and lifetime value eCommerce competitors We believe we have a differentiated omni - channel strategy that captures the best of “the old” and “the new” Similarities to Winc Differences to Winc

27 Testing of core brands, price elasticity, 3 rd party or newly acquired wines, categories, formulations Protecting valuable brand IP Optimizing portfolio Proprietary data and analytics A best - in - class shopping experience

28 Testing for core brand Analyzing ratings and site behavior for 2019 Porter & Plot, launched as a limited exclusive in wholesale Iceberg: Our data and analytics behind the digital shelf Testing newly acquired brand Testing SKU from a recent acquisition for DTC viability Protecting valuable brand IP Keeping valuable IP defensible for future iteration Testing category Understanding purchasing behavior for Washington production partner, their brands, varietals, quality, and origins Testing for core brand Testing consumer receptiveness to C&R White with “no added sulfites” winemaking to build off of the success of C&R Red

29 Returns on invested capital: Rapid development cycle with durable brands Traditional winemakers Brand development is risky and expensive (1) Development costs include the addition of the prior 3 months of internal G&A that were directly involved in the development a nd launch of the product into market (2) Using innovation projects that were launched online from 2019 - 2020 Cost Time Expensive, asset - heavy model with costs to own vineyards, grape supply and manufacturing facilities, overhead and marketing expenses required for launch Slow to react with timelines of 6 to over 12 months based on industry knowledge Our asset - light supply chain and data - driven insights allows us to beat our competitors from grape to glass Brand development is relatively inexpensive, rapid, and data - driven to ensure success Low - cost, asset - light model The average cost to develop and launch a new wine brand in 2019 and 2020 was $270,000 (1) , and data from the DTC launch is leveraged to help achieve success when bringing product to scale Rapid time from bottling to customer In approximately 2 months (2)

30 High returns on invested capital: Attractive gross profit return on new product development (1) Development costs include the addition of the prior 3 months of internal G&A that were directly involved in the development a nd launch of the product into market (2) Innovation projects are defined as new brands and/or varietal extensions of existing brands that recorded their first sales i n either 2019 or 2020 and received dedicated internal resources during their development We believe our repeatable brand development framework generates attractive returns on successful brand launches while minimizing the financial risk of new product launches 32.1x 9.9x 4.6x 2.5x 1.3x Net revenue Gross profit Gross margin Avg. development cost (1) Gross profit return 2016 - 2020 $18.2M $8.5M 47% $270K 32.1x 2020 performance $6.1M $2.6M 43% $270K 9.9x 2020 performance $3.1M $1.2M 40% $270K 4.6x 2020 performance $1.4M $0.7M 50% $270K 2.5x 2020 performance $0.6M $0.3M 54% $270K 1.3x Avg. core brand Avg. Innovation (2) Weakest Innovation

31 Scale begets scale: Winc’s growth strategy Innovation Data Marketing Retail accounts Velocity Shelf space Wholesale Continued growth at - scale With a durable portfolio of brands DTC

32 Growth Strategies

33 Growth strategies New brand development and portfolio optimization Continue launching or optimizing brands through “Ideate, Launch, Amplify” Drive efficient online consumer acquisition at Winc.com Continue to drive Average Order Value growth with minimal Customer Acquisition Cost investment Multiple levers in wholesale expansion Whitespace opportunity compounded by increased SKUs and velocity Innovation pipeline and adjacent category expansion New and exciting offerings Growth through acquisitions in highly fragmented markets Continue searching for opportunistic M&A in highly fragmented market 1 2 3 4 5 Confidential 33

34 Multiple levers to rapidly expand wholesale distribution network DTC channel will drive investment in innovation, resulting in new brands Improved data analytics will continually increase traction and performance of brands Shelf space share will increase as relationships build and brandS perform well in wholesale channel New brands drive SKU growth Increase shelf velocity Number of retail accounts serviced in time period Line of sight to 50,000 retail locations 1 2 3 Established relationships Recent wins On - demand growth partners We believe there is ample opportunity for expansion with an addressable market in the US of 500,000 retail accounts

35 Avenues for disciplined growth on Winc.com LTV / CAC AOV and LTR 1 2 91.8% Average monthly customer retention (2) (1) As of May 1, 2021 (2) Retention is defined as the average active member balance in a month minus the cancellations in that month, divided by the av er age active members in the month. Using H1 2021 data Increasing AOV and spend per customer Increasing lifetime revenue per customer cohort Tracking disciplined return on marketing spend +3.0x 2014 - 2016 cohorts, 5 - year LTV / CAC +4.0x 2017 cohort (1) 2.6x thus far 2020 cohort (1) 2014 - 2016 2017 2020

36 Innovation pipeline and adjacent category expansion Prosecco Partnering with high - profile celebrity to develop a new Prosecco brand ● Capitalize on Winc’s capabilities and celebrity’s influence to reach a diverse, millennial audience ● Develop in partnership with Natural Merchants supplier ● Prosecco category projected to grow at 25% CAGR (1) ● Category presents significant untapped opportunity Ready - to - drink RTD wine cocktails and other formats like cans, Tetrapaks, boxes, bags, and PET (polyethylene terephthalate) are currently in development ● Expand market opportunity ● Deliver a “bring anywhere glass can’t go” option ● Fit with millennials’ desire for new formats and environmentally friendly packaging Future category expansion Line of sight to expansions into spirits and other adjacent categories Current category expansion Launching our first non - alcoholic wine in 2021 ● Meet an opportunity to meet consumer demand with health claims ● Address fast - growing part of wine market (1) International Wines and Spirits Record

37 Omni - channel acquisition strategy Acquire wholesale brands with digital potential Wholesale Acquire digital brands with wholesale potential DTC We believe Winc is uniquely positioned to be an acquirer of choice The wine industry is also highly fragmented with 11,053 total US wineries. 97% of those wineries are small (1) , and more than half of all small wineries have expressed interest in engaging in M&A over the next several years as an exit opportunity (2) This represents an opportunity for consolidation of brands with market fit but that lack the wholesale relationships Winc has for scale (1) Less than 50K total annual production, from Wine Vine Analytics (2) SVB 2020 State of the US Wine Industry Report Achieve economies of scale and omni - channel growth Recent acquisition: Natural Merchants Natural Merchants is a leading importer of high - quality natural wines including organic, biodynamic and vegan wine - we believe our acquisition will help us become supplier of choice for organic wine ● Capabilities - access to organic supply partners, enhanced potential for future organic brand launches, widened geographic reach ● Portfolio fit - NM flagship product for the attractive organic wine market, SKU expansion into organic, natural, and biodynamic wines ● Wholesale and DTC scale - using organic suppliers to grow wholesale business, bring marketing and and portfolio to DTC customers

38 Financial Overview

39 Key takeaways Scalable, growing business with omni - channel presence Wholesale distribution channel is primary growth driver Focus on building large - scale brands that resonate with younger consumers Stable and improving gross margins Asset - light outsourced production model

40 Summary of historicals 2019A 2020A 78% Growth in net revenue from 2019 - 2020 71% Growth in gross profit from 2019 - 2020 $M (1) Please see the appendix for reconciliation of adjusted EBITDA and to the nearest GAAP equivalents Company data as of August 27, 2021 LTM H1 2021A 42.3% 40.7% 43.3% Gross profit margin (15.6%) (7.9%) (7.7%) Adj. EBITDA margin (1)

41 H1 2021 overall performance Winc experienced impressive DTC member growth in 2020 New DTC member growth provided headwind to gross profits in 2020 Gross profit margins subsequently trended upward in H1 2021 ● Wholesale gross profit increased as product COGS improved $M 20% YoY growth in net revenue 37.5% 43.2% Gross profit margin (8.9%) (8.3%) Adj. EBITDA margin (1) Please see the appendix for reconciliation of adjusted EBITDA and to the nearest GAAP equivalents Company data as of August 27, 2021 (1)

42 H1 2021 DTC / wholesale breakdown Net revenue, $M DTC Wholesale 38.0% 42.8% Gross margin 33.3% 43.3% 90% 8% Company data as of August 27, 2021 Main drivers of gross margin improvement include… ● Improved product COGS enabled by our flexible sourcing strategy ● Improved shipping costs through improved basket size ● Improved packaging and warehouse labor

43 DTC / wholesale split 202A Company data as of August 27, 2021 Does not include other revenue 13.1% 22.1% 30.0% 86.9% 77.9% 70.0% H1 2021A 3Q 2021 DTC Wholesale

44 Q3 2021 financial update (1) Does not include other revenue Preliminary financial information for the three months ending September 30, 2021. This information remains subject to complet ion of the Company’s quarter - end close procedures and further financial review. Neither the Company’s independent registered accounting firm nor any other independent registered accounting firm has audited, reviewed, or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary financial information. Percent age s based on midpoint of range Company data as of October 9, 2021 Gross profit (1) Adjusted EBITDA Net revenue (1) DTC Wholesale Overall 2 - 4% Overall YoY growth ~42% Q3 2021 gross margin (7 - 8%) Q3 2021 Adj. EBITDA margin 105 - 109% Wholesale YoY growth

Strategic differentiators

1 **Winc's omni-channel strategy is differentiated from shelf-brand aggregator and eCommerce competitors**
Competition lacks technology-enabled platform or wholesale strategy to become a true brand builder

2 **Winc has the best of "The Old" and "The New"**
Highly differentiated digitally native platform that benefits wholesale distributors and retailers

3 **Highly innovative, differentiated and repeatable brand development strategy**
Proprietary Ideate, Launch, Amplify brand development framework

4 **Strong portfolio of leading brands**
Portfolio of durable brands with high barriers to entry

5 **High returns on invested capital**
Repeatable "fast fashion" development cycle generates attractive returns on new products

6 **Scale begets scale**
Symbiotic relationship of DTC and wholesale platforms promotes growth and scale

45

46 Q&A

47 Appendix

48 78% Overall net revenue 20% 22% / 78% Wholesale / DTC split (1) in net revenue in H1 2021A Wholesale split grew 8% from H1 2020A (14% wholesale / 86% DTC) Wholesale DTC 2019 - 2020 growth H1 2020 - H1 2021 growth (1) Does not include other revenue 42.3% 40.7% 43.3% Gross margin 37.5% 43.2% $M Revenue by channel DTC Gross margin 33.3% 43.3% 38.0% 42.8% 90% 8% Company data as of August 27, 2021 Wholesale

49 Growing number of health - conscious consumers Digital - first strategy Retailers including Walmart have expressed interest Established 2020 Created for the health - conscious consumer Launched in Walmart in Q2 2021 WWC lightweight glass bottles reduce carbon emissions compared to standard bottle Expect additional releases in environmentally - sound Tetrapak and 3L box formats this year 2020 ~17K Ideate Amplify Launch Cases Sold Chain Activations Press

50

51 Adjusted EBITDA reconciliation ($M) Net loss Interest expense Income tax expense Depreciation and amortization expense EBITDA Stock based compensation Forgiveness of loan under PPP Change in fair value of warrants Adjusted EBITDA 2019A ($8.0) $1.4 $0.0 $0.6 ($6.0) $0.2 - $0.1 ($5.7) 2020A ($7.0) $0.8 $0.0 $0.5 ($5.6) $0.3 - $0.2 ($5.1) LTM H1 2021A ($6.5) $0.7 $0.0 $0.5 ($5.3) $0.3 ($1.4) $0.9 ($5.4) H1 2020A ($3.7) $0.5 $0.0 $0.3 ($2.9) $0.1 - $0.2 ($2.6) H1 2021A ($3.3) $0.4 $0.0 $0.3 ($2.6) $0.2 ($1.4) $0.9 ($2.9) Preliminary financial information for the three months ending September 30, 2021. This information remains subject to complet ion of the Company’s quarter - end close procedures and further financial review. Neither the Company’s independent registered accounting firm nor any other independent registered accounting firm has audited, reviewed, or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary financial information. Percent age s based on midpoint of range Q3 2020A ($1.3) $0.1 $0.0 $0.1 ($1.0) $0.1 - - ($1.0) Q3 2021E ($5.7 - 6.0) ~$0.1 ~$0.0 ~$0.2 ($5.4 - 5.6) $0.9 $3.4 - 3.6 ($0.2 - 0.3) ($1.3 - 1.4)

52 Historical operating expenses $M Marketing % of net revenue Personnel % of net revenue General and administrative % of net revenue Production and operations % of net revenue Creative development % of net revenue Total operating expenses % of net revenue Adjusted EBITDA (1) % of net revenue 2019A $8.6 23.5% $6.3 17.4% $7.3 20.1% $0.1 0.2% $0.2 0.5% $22.5 61.7% ($5.7) (15.6%) 2020A $17.4 26.9% $7.6 11.7% $7.5 11.7% $0.2 0.3% $0.1 0.1% $32.8 50.6% ($5.1) (7.9%) Delta $8.8 3.3% $1.3 (5.6%) $0.2 (8.5%) $0.1 0.0% ($0.1) (0.4%) $10.3 (11.1%) $0.6 7.7% We believe our scalable OPEX, asset - light model results in an efficient use of cash. Our largest investments include inventory, personnel and marketing In 2020, we primarily invested in: ● Digital media to attract new customers in our DTC channel ● Additional hires to support innovation and our wholesale channel (1) Please see the appendix to this presentation for reconciliations of Adjusted EBITDA to the nearest GAAP equivalents.

Winc board of directors Xiangwei Weng Shining Capital Patrick DeLong Azur Associates, Crimson Wine Group, Constellation Brands Laura Joukovski TechStyle, Global Fashion Brands Mary Pat Thompson MWI Veterinary Supply, H&E Equipment Services, Taronis Fuel, Titan Technologies Alesia Pinney Amazon.com, RealNetworks, Drugstore.com, Cutter & Buck Geoff McFarlane Winc, CEO Brian Smith Winc, President and Chairman of the Board

Winc leadership Matthew Thelen Chief Strategy Officer & General Counsel Carol Brault Chief Financial Officer Erin Green Chief Operating Officer Adam Scheich VP of Technology Shiloh Gray VP of Brand Alex Goodwin VP of Corporate Development & Innovation Jai Dolwani VP of Growth Brian Smith President, Chairman of the Board Geoff McFarlane CEO, Board Member